Exhibit 99.1

Capnia Reports Third Quarter 2014 Financial Results

REDWOOD CITY, CA – December 18, 2014 – Capnia, Inc. (NASDAQ: CAPN), focused on the development of medical diagnostics based on its proprietary Sensalyze™ Technology Platform for precision metering of gas flow, today announced financial results for the third quarter and nine months ended September 30, 2014.

“Following the completion of our initial public offering (IPO), we are now well positioned to maximize the recently initiated CoSense® commercial launch,” said Anish Bhatnagar, M.D., Chief Executive Officer of Capnia. “The measurement of end-tidal carbon monoxide (ETCO) is the gold standard marker for hemolysis. CoSense is the only device available for accurate assessment of ETCO in the newborn setting, our initial target market, and the American Academy of Pediatrics recommends its use in newborns with jaundice. It enables physicians to optimally evaluate and treat newborns with jaundice, and provides them with important clinical information to help avoid the associated risks which include a wide range of neurodevelopmental disorders.”

Third Quarter 2014 and Recent Highlights

•	Presented CoSense Data at the 2014 American Society of Hematology. In December, Capnia presented proof-of-concept data for the Company’s CoSense® ETCO Monitor in patients with sickle cell anemia (SCA) at the 2014 American Society of Hematology (ASH) Annual Meeting and Exposition in San Francisco. The Company believes CoSense has potential applications in the monitoring of a range of diseases involving hemolysis and altered bilirubin metabolism, and data from this study support the potential of CoSense as a screening tool for babies at risk for SCA.

•	Completion of Initial Public Offering. In November, Capnia completed its IPO of 1,650,000 units, each unit consisting of one share of common stock, one Series A warrant (which is exercisable into one share of common stock) and one Series B warrant (which is exercisable into one share of common stock) resulting in aggregate net proceeds of approximately $8.2 million. Proceeds from the IPO will be used to fund the ongoing commercial launch of CoSense, and related costs, and for working capital, capital expenditures, and other corporate purposes.

•	Strengthened Management Team. In July, Capnia announced the appointment of David O’Toole as Chief Financial Officer and Gina Phelps as Vice President of Sales. Mr. O’Toole brings nearly 20 years of financial and operations expertise in public and private life science companies to Capnia, and Ms. Phelps brings over 25 years of sales experience in the medical devices and diagnostics industry.

Third Quarter 2014 Financial Results

No revenue was recognized in the three months ended September 30, 2014 or 2013.

Research and development expenses in the third quarter of 2014 and 2013 were constant at $0.7 million.

Sales and marketing expenses in the third quarter of 2014 increased 100% to $0.1 million, compared to zero in the third quarter of 2013. The increase was primarily due to the addition of the Vice President of Sales in June 2014 and commercial launch activities for CoSense.

General and administrative expenses in the third quarter of 2014 increased 100% to $0.5 million, compared to $0.25 million in the third quarter of 2013. The increase was primarily due to an increase in consulting costs and employee related costs due to increased executive headcount in 2014 versus 2013.

Net loss for the third quarter of 2014 was $2.4 million, or a loss of $4.47 per share, compared with a net loss of $1.6 million, or a loss of $2.97 per share, for the third quarter of 2013.

Cash, cash equivalents, and marketable securities at September 30, 2014 totaled $0.1 million. This compared to $1.3 million at December 31, 2013.

Nine-Month Financial Results

No revenue was recognized in the nine months ended September 30, 2014. $3.0 million of revenue was recognized for the same period in 2013, consisting of a non-refundable up-front payment pursuant to our license agreement with GSK.

Research and development expenses for the nine months ended September 30, 2014 decreased 20% to $1.6 million, compared to $2.0 million for the same period in 2013. The decrease was primarily due to employee related costs due to lower headcount in 2014 versus 2013.

Sales and marketing expenses for the nine months ended September 30, 2014 increased 100% to $0.1 million, compared to zero for the same period in 2013. The increase was primarily due to the addition of the Vice President of Sales in June 2014 and commercial launch activities for CoSense.

General and administrative expenses for the nine months ended September 30, 2014 increased 23% to $1.6 million, compared to $1.3 million for the same period in 2013. The increase was primarily due to employee related costs due to increased executive headcount in 2014 versus 2013.

Net loss for the nine months ended September 30, 2014 was $6.0 million, or a loss of $11.24 per share, compared with a net loss of $2.7 million, or a loss of $5.10 per share, for the same period in 2013.

About Capnia

Capnia, Inc. develops and commercializes diagnostics based on its proprietary Sensalyze™ Technology Platform for precision metering of gas flow. Capnia’s lead product is CoSense®, which aids in the diagnosis of hemolysis, a dangerous condition in which red blood cells degrade rapidly. CoSense is a portable, non-invasive device that rapidly and accurately measures carbon monoxide in exhaled breath. CoSense has 510(k) clearance from the FDA and was launched in the U.S. in October 2014. CoSense has also received CE Mark approval for sale in the E.U.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials; the timing of, and our ability to make, regulatory filings and obtain and maintain regulatory approvals for our product candidates; our intellectual property position; the degree of clinical utility of our products, particularly in specific patient populations; our ability to develop commercial functions; expectations regarding product launch and revenue; our results of operations, cash needs, and spending of the proceeds from this offering; financial condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form S-1 filed with the Securities and Exchange Commission on November 14, 2014, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Capnia Contact:

David O’Toole

Chief Financial Officer

Capnia, Inc.

(650) 353-5146

dotoole@capnia.com

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susie@argotpartners.com

Capnia, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	—	—	—	$3,000
Expenses
Research and Development	717	745	1,633	2,020
Sales and Marketing	84	—	96	—
General and Administrative	522	248	1,585	1,267

Total expenses	1,323	993	3,314	3,287

Operating income (loss)	(1,323)	(993)	(3,314)	(287)
Interest and other income (expense)
Interest income	—	—	1	1
Interest expense	(752)	(571)	(1,811)	(2,550)
Other income (expense), net	(318)	(26)	(895)	103

Net loss and comprehensive loss	$(2,393)	$(1,590)	$(6,019)	$(2,733)

Basic and diluted net loss per common share	$(4.47)	$(2.97)	$(11.24)	$(5.10)

Weighted-average common shares outstanding used to calculate basic and diluted net loss per common share	535,685	535,685	535,685	535,611

Capnia, Inc.

Condensed Balance Sheets

(In thousands, except per share amounts)

	As of September 30,	As of December 31,
	2014	2013
Assets
Current Assets
Cash & Cash Equivalents	$64	$1,269
Restricted Cash	20	20
Accounts Receivable	37	150
Prepaid expenses and other current assets	186	85

Total Current Assets	307	1,524
Long-term Assets
Deferred IPO Costs	1,353	—
Property & Equipment, net	36	63

Total Assets	$1,696	$1,587

Liabilities, convertible preferred stock and stockholders’ deficit
Current Liabilities
Accounts Payable	$1,238	$58
Accrued expenses and other Current Liabilities	358	129
Convertible promissory notes and accrued interest	—	13,992

Total Current Liabilities	1,596	14,179
Long-Term Liabilities
Convertible promissory notes and accrued interest	15,604	—
Convertible preferred stock warrant liability	3,066	1,464
Commitments and Contingencies
Convertible Preferred Stock
Series A convertible preferred stock, $0.001 par value, 40,000 shares authorized, 31,250 shares issued and outstanding at December 31, 2013 and September 30, 2014; (aggregate liquidation preference of $1,500)	1,500	1,500
Series B convertible preferred stock, $0.001 par value, 320,000 shares authorized, 119,140 shares issued and outstanding at December 31, 2013 and September 30, 2014; (aggregate liquidation preference of $6,863)	6,863	6,863
Series C convertible preferred stock, $0.001 par value, 1,500,000 shares authorized, 715,039 shares issued and outstanding at December 31, 2013 and September 30, 2014; (aggregate liquidation preference of $15,445)	15,445	15,445
Stockholder’s deficit
Common stock, $0.001 par value, 10,000,000 shares authorized at September 30, 2014 and December 31, 2013 535,685 shares issued and oustanding at Septmeber 30, 2014 and December 31, 2013	1	1
Additional paid-in-capital	20,741	19,235
Accumulated deficit	(63,120)	(57,100)

Total stockholders’ deficit	(42,378)	(37,864)

Total liabilities and stockholders’ deficit	$1,696	$1,587